Exhibit 10(mm)

CenterPoint Energy, Inc.
Summary of Non-Employee Director Compensation

The following is a summary of compensation paid to the non-employee directors of CenterPoint Energy, Inc. (the “Company”) effective April 1, 2014. For additional information regarding the compensation of the non-employee directors, please read the definitive proxy statement relating to the Company’s 2015 annual meeting of shareholders to be filed pursuant to Regulation 14A.

•Annual retainer fee of $90,000 for Board membership, paid quarterly in arrears;

•	Supplemental annual retainer of $20,000 for serving as a chairman of the Audit Committee or Compensation Committee; and

•Supplemental annual retainer of $15,000 for serving as a chairman of the Goverance committee.

In 2014, Ms. Longoria and Mr. Wareing received $5,000 for their service on the special CEO Succession Planning Committee.

Stock Grants. In 2014 each non-employee director received an annual grant of 5,000 shares of CenterPoint Energy common stock which vested on the first anniversary of the grant date. Effective January 1, 2015, the Stock Plan for Outside Directors was amended to change the award from a flat share award to a value-based award. In 2015, the Board will declare a cash value amount applicable to the annual awards and the number of shares awarded will be determined by dividing the total value of the annual award by the fair market value of the common stock on the grant date. Upon the initial nomination to the Board, in addition to the annual grant, a non-employee director may be granted a one-time grant of CenterPoint Energy common stock. This one-time grant, like the annual share award, will be determined by the Board.

Deferred Compensation Plan. Directors may elect each year to defer all or part of their annual retainer fees, including committee chairman fees, and meeting fees. Directors participating in these plans may elect to receive distributions of their deferred compensation and interest in three ways: (i) an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral up to the year in which they reach age 70, (ii) a lump sum distribution payable in the year after they reach age 70 or upon leaving the Board of Directors, whichever is later, or (iii) 15 annual installments beginning on the first of the month coincident with or next following age 70 or upon leaving the Board of Directors, whichever is later.